Crow Point Global Tactical Allocation Fund 485BPOS

Exhibit 99.(j)(7)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the 360 Funds and to the use of our report dated July 30, 2018 on the financial statements and financial highlights of Crow Point Global Tactical Allocation Fund (formerly, Crow Point Defined Risk Global Equity Income Fund), a series of shares of beneficial interest in 360 Funds. Such financial statements and financial highlights appear in the May 31, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

September 26, 2018